Exhibit (8)
October 1, 2007
A.G. Edwards, Inc.
One North Jefferson Avenue
St. Louis, Missouri 63103
Ladies and Gentlemen:
          We have acted as special counsel for A.G. Edwards, Inc., a Delaware corporation (“A.G. Edwards”), in connection with the proposed merger (the “Merger”) of A.G. Edwards with and into White Bird Holdings, Inc., a Delaware corporation (“Merger Sub”) and a direct wholly-owned subsidiary of Wachovia Corporation, a North Carolina corporation (“Wachovia”), with Merger Sub surviving as a wholly-owned subsidiary of Wachovia, pursuant to the Agreement and Plan of Merger, dated as of May 30, 2007 (the “Merger Agreement”), among Wachovia, Merger Sub, and A.G. Edwards. Capitalized terms not defined herein have the meanings specified in the Merger Agreement. At your request, we are rendering our opinion, pursuant to Section 7.01(f) of the Merger Agreement, concerning certain United States federal income tax matters.
          In providing our opinion, we have examined the Merger Agreement, the registration statement on Form S-4 (the “Registration Statement”), the Proxy Statement and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction set forth in the Merger Agreement and the Registration Statement are true, complete and correct, (iii) the statements and representations made by A.G. Edwards and Wachovia and Merger Sub in their respective letters delivered to us for purposes of this opinion (the “Representation Letters”) are true,

A.G. Edwards, Inc.
October 1, 2007

complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any statements and representations made in the Representation Letters “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification, (v) the Merger will qualify as a statutory merger under the GCL, and (vi) A.G. Edwards, Wachovia and Merger Sub and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner in which it is described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.
          Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, (1) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (2) Wachovia, Merger Sub and A.G. Edwards will each be a party to that reorganization within the meaning of Section 368(b) of the Code.
          Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform A.G. Edwards of any such change or inaccuracy that may occur or come to our attention.
          We are furnishing this opinion solely to you in connection with the Merger and this opinion is not to be relied upon for any other purpose or by any other person without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to a post-effective amendment to the Registration Statement, and to the references therein to us. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Wachtell, Lipton, Rosen & Katz